Circuit City Stores, Inc. Reports First Quarter Results

Richmond, Va., June 20, 2007 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the first quarter ended May 31, 2007.
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Statements of Operations Highlights

                                                                      Three Months Ended May 31
                                                                2007                           2006
(Dollar amounts in millions                                              % of                      % of
except per share data)                                      $            Sales            $        Sales
----------------------------------------------------------------------------------------------------------
Net sales............................................    $2,485.5       100.0%        $2,596.6    100.0%
Gross profit.........................................    $  560.2        22.5%        $  635.8     24.5%
Selling, general and administrative expenses.........    $  648.4        26.1%        $  634.3     24.4%
(Loss) earnings from continuing operations
   before income taxes...............................    $  (82.5)       (3.3)%       $    8.3      0.3%
Net (loss) earnings from continuing operations.......    $  (54.8)       (2.2)%       $    5.3      0.2%
Net (loss) earnings..................................    $  (54.6)       (2.2)%       $    6.4      0.2%
(Loss) earnings per share from continuing
   operations........................................    $  (0.33)          -         $   0.03        -
(Loss) earnings per share............................    $  (0.33)          -         $   0.04        -

Balance Sheets Highlights

                                                                          May 31
(Dollar amounts in millions)                                         2007           2006          % Change
--------------------------------------------------------------------------------------------     ------------
Cash, cash equivalents and short-term investments...............   $  364.1       $  634.3          (43)%
Merchandise inventory...........................................   $1,745.9       $1,931.4          (10)%
Merchandise payable.............................................   $  923.0       $  995.6           (7)%
Long-term debt, including current installments..................   $   55.9       $   56.9           (2)%
Stockholders' equity............................................   $1,700.2       $1,945.8          (13)%

First Quarter Summary

o Net sales declined 4.3 percent, driven by a comparable store sales decline of 5.6 percent. In the same period last fiscal year, the company posted total sales growth of 17.4 percent and comparable store sales growth of
     14.6 percent.
o In the domestic segment, direct channel sales grew 21 percent and services revenues grew 70 percent versus the prior year.
o Gross profit margin decreased 195 basis points compared with last year's result due to a decrease in domestic segment extended warranty net sales as well as lower merchandise margins that were driven by a greater mix of lower-margin PC hardware sales.
o SG&A expenses as a percentage of net sales increased from the prior year by 166 basis points, which primarily reflects approximately 90 basis points in net incremental expenses, related to investments in the domestic segment for information technology, multi-channel capabilities and innovation activities, as a percentage of consolidated net sales, as well as the overall de-leveraging impact of lower sales.
o The loss from continuing operations before income taxes was 3.3 percent of net sales compared with earnings from continuing operations before income taxes of 0.3 percent of net sales in the prior year.
o The company reported a loss from continuing operations of 33 cents per diluted share compared with earnings of 3 cents per diluted share in the prior year.
o The company's cash, cash equivalents and short-term investments decreased by $270 million to $364 million, driven by $311 million in purchases of property and equipment and $258 million in stock repurchases and dividend payments, partially offset by improvement in net-owned inventory.

"While I am disappointed with the large net loss for the first quarter, we met our revised guidance while up against our toughest comparable store sales increase comparison of this fiscal year," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "We made significant and substantial changes to improve Circuit City and position the company to compete while facing economic uncertainty in the near term and new realities in the consumer electronics marketplace over the longer term.

"The structural changes we made to reduce our costs and expenses were necessary to fund our four key growth pillars. The initiatives taken are expected to reduce domestic segment SG&A expenses by approximately $135 million in fiscal 2008 and $185 million annually beginning in fiscal 2009. Initiatives in the international segment are expected to generate SG&A savings of $15 million annually beginning this fiscal year. Now that the structural changes to our organization are behind us, we are focused on simplifying our business for Associates and simplifying the shopping experience for our customers.

"As a result of the changes we are rolling out this summer, we expect continued volatility in our financial results in the near term. The second quarter changes include new merchandising and marketing systems that came on line in early June; new retail store operating procedures that are being rolled out during the summer and will be completed by the end of August; and the expected deployment of a new point-of-sale system in our domestic segment stores starting in July.

"We wanted to make the structural changes to our business during the first quarter and free our Associates from unnecessary work so that in the second quarter we can build towards executing crisply during the important holiday selling season. By simplifying the business and focusing on execution, we will better serve customers with an improved shopping experience in the second half of the fiscal year that should translate to improvements in revenue and margin per transaction in our key product categories."

A summary of results by segment is shown in Table 1.

Sales
For the first quarter ended May 31, 2007, net sales decreased 4.3 percent to $2.49 billion from $2.60 billion in the same period last year, with consolidated comparable store sales decreasing 5.6 percent from the prior year. A summary of sales results is shown in Table 2.

Domestic Segment Sales
For the first quarter, net sales for the domestic segment decreased 4.4 percent to $2.38 billion from $2.49 billion in the same period last year, with comparable store sales decreasing 6.0 percent from the prior year. For the quarter in the domestic segment, direct channel sales, including Web- and call center-originated sales, grew 21 percent and services revenues grew 70 percent from the prior year.

During the first quarter, the domestic segment opened one relocated Superstore, which replaced a store that was closed in February 2007.

The net sales represented by each major product category for the periods ended May 31, 2007 and 2006, are shown in Table 3.

In the video category, Circuit City produced a double-digit comparable store sales decrease in the first quarter. Total television comparable store sales decreased by double digits, as a significant comparable store sales decrease in projection and tube televisions more than offset high-single-digit comparable store sales growth in flat panel televisions. Comparable store sales of digital imaging products and accessories decreased by single digits. Comparable store sales of camcorders and DVD hardware declined by double digits.

In the information technology category, Circuit City produced a single-digit comparable store sales increase in the first quarter. Comparable store sales of notebook computers increased by double digits, and comparable store sales of desktop computers were approximately flat compared with the prior year period.

In the audio category, Circuit City produced a double-digit comparable store sales decrease in the first quarter. Double-digit declines in comparable store sales of portable digital audio, mobile, home audio and digital satellite radio products were partially offset by a significant double-digit comparable store sales increase in navigation products.

In the entertainment category, Circuit City produced a single-digit comparable store sales increase in the first quarter, reflecting strong double-digit comparable store sales increases in video gaming products and PC software. Comparable store sales of video software declined by low-double digits and comparable store sales in music software declined by strong double digits.

Domestic segment extended warranty net sales were $73.7 million, or 3.1 percent of domestic segment net sales, in the first quarter, compared with $92.3 million, or 3.7 percent of domestic segment net sales, in the same period last year. Services revenues increased 70 percent to $64.4 million from $37.9 million in the same period last year.

International Segment Sales
For the first quarter, net sales for the international segment decreased 2.2 percent to $108.6 million from $111.1 million in the same period last fiscal year. The decrease was driven by the impact of closing 53 retail stores, net of openings, during the fourth quarter of fiscal 2007. The effect of fluctuations in foreign currency exchange rates favorably impacted the sales decline by approximately 1 percentage point. Comparable store sales increased 4.4 percent for the quarter in local currency.

Gross Profit
The consolidated gross profit margin was 22.5 percent in the first quarter compared with 24.5 percent in the same period last fiscal year. Domestic segment gross profit margin decreased 204 basis points from the prior year, impacting the consolidated gross profit margin decline by 197 basis points, driven by a decrease in domestic segment extended warranty net sales as well as lower merchandise margins that were driven by a greater mix of lower-margin PC hardware sales. The greater mix of PC hardware sales reflects both strength in that business as well as below-plan sales in the television category.

The international segment's first quarter gross profit margin decline of 22 basis points did not materially impact the consolidated gross profit margin. The decrease resulted primarily from a mix shift from higher-margin categories.

Selling, General and Administrative Expenses
Selling, general and administrative (SG&A) expenses were 26.1 percent of consolidated net sales in the first quarter, compared with 24.4 percent of consolidated net sales in the same period last year.

The domestic segment contributed 201 basis points to the 166 basis point increase in the consolidated expense-to-sales ratio. The domestic segment's increase primarily reflects approximately 90 basis points in net incremental expenses, related to investments in information technology, multi-channel capabilities and innovation activities, as a percentage of consolidated net sales, as well as the overall de-leveraging impact of lower sales. The segment incurred general and administrative expenses of $4.9 million, or 20 basis points as a percentage of consolidated net sales, associated with severance from restructuring activities.

The international segment's decline in expenses partially offset the increase in the consolidated expense-to-sales ratio, as the segment's SG&A expenses as a percentage of segment net sales decreased 900 basis points, primarily due to a $7.5 million recovery related to a former subsidiary.

A summary of selling, general and administrative expenses by category is shown in Table 4.

Net (Loss) Earnings from Continuing Operations
The fiscal 2008 first quarter net loss from continuing operations totaled $54.8 million, or 33 cents per diluted share, compared with net earnings of $5.3 million, or 3 cents per diluted share, for the first quarter of fiscal 2007.

Financial Condition
At May 31, 2007, Circuit City had cash, cash equivalents and short-term investments of $364 million, compared with $634 million at May 31, 2006. The $270 million year-over-year decline in the cash position primarily reflects the impact of $311 million in purchases of property and equipment and $258 million in stock repurchase activities and dividend payments, partially offset by the improvement in net-owned inventory.

Merchandise inventory decreased 9.6 percent to $1.75 billion from $1.93 billion last year, driven by a reduction in at-risk inventories while improving store in-stock levels. Merchandise payable decreased 7.3 percent to $923 million from $996 million due primarily to reduced receipts of product. Net-owned inventory decreased by $113 million, of which domestic segment net-owned inventory decreased by $92 million, compared with the prior year.

Capital expenditures, net of landlord reimbursements, for the first quarter totaled $63 million.

Stock Buyback
Circuit City continued to repurchase stock, consistent with the board's $1.2 billion authorization, during the first quarter. Repurchases during the first quarter of fiscal 2008 totaled 2.5 million shares at a cost of $46.7 million, excluding commission fees. As of May 31, 2007, the company had repurchased 60.4 million shares under this authorization at a cost of $966.3 million, excluding commission fees.

Updated Fiscal 2008 Outlook
"In the first quarter, the amount of change that we introduced to the company led to significant volatility, which we expect to continue through the summer as we roll out the new retail operating platform, convert to the new point-of-sale system in additional stores, gain experience with the new organizational structure and develop competence with using our new merchandising and marketing systems. Combined with an uncertain macroeconomic environment, for the time being, it is difficult to project sales and earnings performance for the balance of the fiscal year. As a result, we are withdrawing financial guidance at this time," said Schoonover.

The company continues to expect to open 60 to 65 new and relocated domestic segment Superstores in fiscal 2008. Domestic segment Superstore openings estimates are shown in Table 5. The timing of store openings depends upon a number of factors and can change during the year. The company expects more than half of the openings to be in a 20,000 square foot format. Initial results from the 20,000 square foot formats indicate reduced capital expenditures and operating expenses, resulting in higher returns, as compared with the 30,000 square foot formats.

Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. EDT today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EDT today and will remain available through June 27. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706) 645-9291. The access code for the replay is 3865723. A replay of the call also will be available on the Circuit City investor information home page.

Annual Meeting of Shareholders
Circuit City's Annual Meeting of Shareholders will be held June 26, 2007, at 10:00 a.m. EDT. A live Web cast of the management presentation will be available on the company's investor information home page at http://investor.circuitcity.com.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At May 31, the domestic segment operated 643 Superstores and 13 other locations in 158 media U.S. media markets. At May 31, the international segment operated through 800 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (2) the pace of commoditization of consumer electronics, (3) the company's ability to control and leverage expenses as a percentage of sales, (4) general economic conditions, (5) the company's ability to generate sales and margin growth through expanded service offerings, (6) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (7) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (8) the impact of initiatives related to upgrading merchandising, marketing, point-of-sale and information systems on revenue and margin and the costs associated with these investments, (9) the availability of real estate that meets the company's criteria for new and relocating stores, (10) the company's ability to implement sales and profitability improvements for the international segment, (11) the company's strategic evaluation of the international segment, and (12) a continued strong product cycle for consumer electronics. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2007, and in the company's other SEC filings. A copy of the annual report is available on the company's investor information Web site at http://investor.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163 Jessica Clarke, Investor Relations, (804) 527-4038
             Patty Whitten, Investor Relations, (804) 527-4033



                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        PERIODS ENDED MAY 31 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                                   Three Months
                                                                2007            2006
                                                                ----            ----

NET SALES                                                    $2,485,537      $2,596,615
Cost of sales, buying and warehousing                         1,925,352       1,960,851
                                                             ----------      -----------

GROSS PROFIT                                                    560,185         635,764

Selling, general and administrative expenses                    648,354         634,292
                                                             ----------      ----------

OPERATING (LOSS) INCOME                                         (88,169)          1,472

Interest income                                                   5,737           7,046

Interest expense                                                     43             212
                                                             ----------      ----------

(Loss) earnings from continuing operations before income taxes  (82,475)          8,306

Income tax (benefit) expense                                    (27,663)          2,999
                                                             ----------      ----------

NET (LOSS) EARNINGS FROM CONTINUING OPERATIONS                  (54,812)          5,307

EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX            246            (708)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE, NET OF TAX                                             -           1,773
                                                             ----------      ----------

NET (LOSS) EARNINGS                                          $  (54,566)     $    6,372
                                                             ==========      ==========

Weighted average common shares:
      Basic                                                     165,842         171,054

      Diluted                                                   165,842         176,256


(LOSS) EARNINGS PER SHARE:
    Basic:
      Continuing operations                                  $    (0.33)     $     0.03
      Discontinued operations                                $        -      $        -
      Cumulative effect of change in accounting principle    $        -      $     0.01
      Basic (loss) earnings per share                        $    (0.33)     $     0.04


    Diluted:
      Continuing operations                                  $    (0.33)     $     0.03
      Discontinued operations                                $        -      $        -
      Cumulative effect of change in accounting principle    $        -      $     0.01
      Diluted (loss) earnings per share                      $    (0.33)     $     0.04





                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                      May 31
                                                                                      ------
                                                                            2007                        2006
                                                                      ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                                 $  112,309                  $  392,422
Short-term investments                                                       251,789                     241,863
Accounts receivable, net of allowance for doubtful accounts                  342,243                     211,582
Merchandise inventory                                                      1,745,934                   1,931,370
Deferred income taxes                                                         28,210                      25,373
Income tax receivable                                                        107,179                       7,765
Prepaid expenses and other current assets                                     80,619                      63,616
                                                                          ----------                  ----------
Total Current Assets                                                       2,668,283                   2,873,991

Property and equipment, net of accumulated depreciation                      941,662                     837,394
Deferred income taxes                                                         27,345                      96,709
Goodwill                                                                     133,299                     230,157
Other intangible assets, net of accumulated amortization                      19,839                      29,129
Other assets                                                                  37,486                      43,940
                                                                          ----------                  ----------

TOTAL ASSETS                                                              $3,827,914                  $4,111,320
                                                                          ==========                  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                                       $  923,032                  $  995,599
Expenses payable                                                             242,810                     233,598
Accrued expenses and other current liabilities                               358,292                     340,889
Accrued compensation                                                          52,007                      68,617
Accrued income taxes                                                          10,782                       8,175
Short-term debt                                                                4,675                      22,695
Current installments of long-term debt                                         6,905                       6,933
                                                                          ----------                  ----------
Total Current Liabilities                                                  1,598,503                   1,676,506

Long-term debt, excluding current installments                                48,961                      49,999
Accrued straight-line rent and deferred rent credits                         277,742                     259,538
Accrued lease termination costs                                               71,694                      76,948
Other liabilities                                                            130,825                     102,571
                                                                          ----------                  ----------
TOTAL LIABILITIES                                                          2,127,725                   2,165,562
                                                                          ----------                  ----------
 Stockholders' Equity:
Common stock                                                                  84,261                      87,378
Additional paid-in capital                                                   307,335                     438,292
Retained earnings                                                          1,266,534                   1,368,026
Accumulated other comprehensive income                                        42,059                      52,062
                                                                          ----------                  ----------
TOTAL STOCKHOLDERS' EQUITY                                                 1,700,189                   1,945,758
                                                                          ----------                  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $3,827,914                  $4,111,320
                                                                          ==========                  ==========






Table 1: Segment Performance Summary

Domestic Segment
                                                               Three Months Ended May 31
                                                        2007                            2006
                                                                 % of                          % of
(Dollar amounts in millions)                         $          Sales            $             Sales
------------------------------------------------------------------------------------------------------
Net sales                                        $2,376.9       100.0%        $2,485.5        100.0%
Gross profit                                     $  520.5        21.9%        $  594.9         23.9%
Selling, general and administrative expenses     $  612.5        25.8%        $  587.6         23.6%
Net (loss) earnings from continuing operations   $  (57.4)       (2.4)%       $    9.3          0.4%

International Segment
                                                            Three Months Ended May 31
                                                      2007                        2006
                                                              % of                       % of
(Dollar amounts in millions)                      $          Sales           $           Sales
-----------------------------------------------------------------------------------------------------
Net sales                                      $108.6       100.0%        $111.1        100.0%
Gross profit                                   $ 39.7        36.6%        $ 40.9         36.8%
Selling, general and administrative expenses   $ 35.9        33.0%        $ 46.7         42.0%
Net earnings (loss) from continuing operations $  2.6         2.4%        $ (4.0)        (3.6)%

Table 2: Net Sales Summary

                                                 Three Months Ended                           Comparable
                                                        May 31                 Year-Over-    Store Sales
(Dollar amounts in millions)                      2007          2006           Year Change    Change(a)
--------------------------------------------------------------------------------------------------------
Domestic segment net sales                       $2,376.9    $2,485.5            (4.4)%        (6.0)%
International segment net sales                     108.6       111.1            (2.2)%         4.4 %
                                               -----------------------
Net sales                                        $2,485.5    $2,596.6            (4.3)%        (5.6)%
                                               =======================

(a) A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include Web-originated sales and sales from relocated and remodeled stores. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

Table 3: Net Sales by Category

Domestic Segment
                                                    Three Months Ended           Three Months Ended
                                                      May 31, 2007                 May 31, 2006(a)
                                                                % of                            % of
(Dollar amounts in millions)                          $         sales              $            sales
------------------------------------------------------------------------------------------------------
Video                                            $  934.0        39.3%         $1,031.9         41.5%
Information technology                              628.6        26.4             629.8         25.3
Audio                                               334.9        14.1             380.6         15.3
Entertainment                                       272.5        11.5             258.8         10.4
Warranty, services and other(b)                     206.9         8.7             184.5          7.5
                                                 ---------------------         -----------------------
Total                                            $2,376.9       100.0%         $2,485.5        100.0%
                                                 =====================         =======================

(a) We have adapted our presentation of sales by category to represent total sales and have reclassified certain sales from video and information technology to warranty, services and other.
(b) Warranty, services and other includes extended warranty net sales; revenues from computer-related services, mobile installations, home theater installations and product repairs; net financing; and revenues from third parties for services subscriptions.

International Segment
                                                    Three Months Ended             Three Months Ended
                                                      May 31, 2007                   May 31, 2006
                                                                % of                             % of
(Dollar amounts in millions)                          $         sales               $           sales
----------------------------------------------------------------------           --------------------
Video                                              $ 20.0        18.5%           $ 20.5         18.5%
Information technology                               39.8        36.6              44.6         40.1
Audio                                                36.5        33.6              35.8         32.2
Entertainment                                         5.0         4.6               3.2          2.9
Warranty, services and other(a)                       7.3         6.7               7.0          6.3
                                                   -------------------           -------------------
Total                                              $108.6       100.0%           $111.1        100.0%
                                                   ===================           ====================

(a) Warranty, services and other includes extended warranty sales and product repair revenue.



Table 4: Selling, General and Administrative Expenses

Consolidated
                                                Three Months Ended May 31
                                             2007                      2006
                                                  % of                     % of
(Dollar amounts in millions)               $      Sales             $      Sales
--------------------------------------------------------------------------------
Store expenses                          $556.7    22.4%          $534.0    20.6%
General and administrative expenses       85.5     3.4             87.4     3.4
Stock-based compensation expense           4.5     0.2              8.7     0.3
Remodel expenses                             -       -                -       -
Relocation expenses                        1.1       -              1.5     0.1
Pre-opening expenses                       0.5       -              2.6     0.1
                                        ----------------------------------------
Total                                   $648.4    26.1%          $634.3    24.4%
                                        ========================================


Domestic Segment
                                                Three Months Ended May 31
                                             2007                       2006
                                                  % of                     % of
(Dollar amounts in millions)              $       Sales        $           Sales
---------------------------------------------------------------------------------
Store expenses                          $524.2    22.1%          $496.9    20.0%
General and administrative expenses       82.4     3.5             78.9     3.2
Stock-based compensation expense           4.3     0.2              7.6     0.3
Remodel expenses                             -       -                -       -
Relocation expenses                        1.1       -              1.5     0.1
Pre-opening expenses                       0.5       -              2.6     0.1
                                        ----------------------------------------
Total                                   $612.5    25.8%          $587.6    23.6%
                                        ========================================


International Segment
                                                Three Months Ended May 31
                                             2007                       2006
                                                  % of                     % of
(Dollar amounts in millions)              $      Sales              $     Sales
--------------------------------------------------------------------------------
Store expenses                           $32.6    30.0%           $37.1    33.4%
General and administrative expenses        3.1     2.9              8.5     7.7
Stock-based compensation expense           0.2     0.1              1.1     1.0
                                        ----------------------------------------
Total                                    $35.9    33.0%           $46.7    42.0%
                                        ========================================


Table 5: Domestic Segment Superstore Openings Estimates

                                        Q1(a)    Q2       Q3        Q4    FY08
--------------------------------------------------------------------------------
Incremental Superstores                   0      10      17-18    16-18   43-46
Relocated Superstores                     1       4       7-8      5-6    17-19
                                       -----------------------------------------
Total Superstore openings                 1      14      24-26    21-24    60-65
                                       =========================================

(a) First quarter openings are actual. On February 26, 2007, the company closed one store in advance of opening a replacement store in the first quarter of fiscal 2008. The replacement store is included in relocations for the first quarter of fiscal 2008. .

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